Exhibit 99.1
REPROS THERAPEUTICS ANNOUNCES U.S. IND FOR THE STUDY OF
PROELLEX® IN THE TREATMENT OF ENDOMETRIOSIS HAS BECOME
EFFECTIVE
Live Conference Call September 17th at 12:00 p.m. Eastern Time
     The Woodlands, TX, September 12, 2007 — Repros Therapeutics Inc. (NasdaqGM: RPRX) today announced that the Company’s IND for the U.S. study of its drug Proellex® has become effective on September 10, 2007. The first study conducted under the new IND will be a Phase II trial that will enroll 75 patients at up to 20 clinical sites in the United States.
     The 75-patient Proellex study is designed to assess the improvement of symptoms associated with endometriosis. The study will test two doses of Proellex, 25mg and 50mg, as a once-a-day oral therapy, versus placebo in a double-blind design. The study is of 16-week duration. The trial will use a daily diary into which patients record their endometriosis symptom scores as a primary endpoint. Per a request from the U.S. Food and Drug Administration (FDA), the diary was derived from the previously validated Biberoglu and Behrman Symptom Score (BBSS). The BBSS is a physician-administered questionnaire requiring patient recollection of symptoms over a finite period of time. In addition to the symptom survey, patients will be monitored for changes in the condition of the endometrium, or lining of the uterus. The four-month duration of the trial is consistent with the duration of treatment deduced from previously conducted trials with Proellex. After the treatment period, patients will be followed up to observe for a return of symptoms. An open label extension study for the patients enrolled in the trial will be submitted under a separate protocol. If accepted, the extension study will allow for patients to be treated for two additional four-month cycles with an intervening menstruation between each cycle.
     Doses to be used in this trial were previously tested in a European 40-patient, 24-week study of Proellex in women with endometriosis. In the study, Proellex exhibited positive effects on ablation of the symptoms of pelvic abdominal pain associated with the condition. The European study compared Proellex to Lucrin®, also known as Lupron®, an approved GnRH agonist, commonly used to treat the symptoms associated with endometriosis. In that trial the 50mg dose of Proellex achieved statistical significance (p=0.0012) when compared to Lucrin in reducing the number of days of pelvic abdominal pain over the course of the study. There was no statistical difference between the 25mg dose of Proellex and Lucrin. There was a clear dose response in the Proellex treatment groups, and Proellex was well tolerated over the course of the study.
     Dr. Andre van As, Chief Medical Officer of Repros, commented, “The previously conducted study of the use of Proellex in the treatment of the pain symptoms associated with endometriosis gave a clear and strong efficacy signal. We believe those findings will extend to the outcomes we hope to observe in this trial.” He further added, “Our recently described treatment paradigm of sequential four-month treatment cycles each followed by a drug holiday is now in place for all of our studies. This holiday, which allows the endometrium to refresh, is being employed in our ongoing open-label extension study of Proellex in the treatment of uterine fibroids.”
     Compleware Corporation will conduct this study. Twenty clinical sites have been selected and an investigator meeting was held on September 7th and 8th, 2007, to discuss the key points of the study design. Cities where investigator sites are located include: Columbia, SC; Corpus Christi, TX;

Dubuque, IA; Haverhill, MA; Huntsville, AL; Jackson, TN; Lake Worth, FL; Lawrenceville, NJ; Little Rock, AR; Memphis, TN; Miamisburg, OH; Newport Richey, FL; Raleigh, NC; San Antonio, TX; Seattle, WA; Tucson, AZ; and West Palm Beach, FL. Patients interested in participating in the study should contact Sarah Lidtke, Project Administrator for Compleware Corporation. The contact phone number at Compleware Corporation is 319-626-8888.
Repros Conference Call
     Repros management will hold a conference call to discuss the company’s future product clinical development plans, including plans for Proellex in the treatment of uterine fibroids and endometriosis, and to answer investor questions. The call will be held at 12:00 p.m. Eastern Time on September 17, 2007. Investors can access the call by dialing 866-322-1159 (within North America) or 416-640-3404 (International).
     You can access a replay of the taped conference call until 11:00 a.m. Wednesday, September 19, 2007, by dialing 866-244-4494 (North America) and 416-915-1028 (International). The passcode is 805182. You can also access the replay via our website at www.reprosrx.com.
About Repros Therapeutics Inc.
     Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex®, the Company’s lead compound, is a selective blocker of the progesterone receptor which is being developed as an oral treatment for both uterine fibroids and endometriosis. Uterine fibroids affect numerous women of childbearing age in the U.S. and result in a significant number of hysterectomies each year. Endometriosis is a condition that affects approximately 5.5 million women in the U.S. and Canada.
     Repros recently completed a three-month U.S. Phase 2 clinical trial of Proellex for the treatment of symptoms associated with uterine fibroids and patients from that study have been enrolled into a one-year open-label safety study. We intend to initiate a pivotal Phase 3 study by year-end 2007 and anticipate a potential NDA filing for this indication at the end of 2008. Repros also recently completed a Proellex six-month European Phase 1/2 clinical trial for the treatment of symptoms associated with endometriosis, and is initiating a U.S. Phase 2 study in the third quarter of 2007 for this indication.
     Androxal™, the Company’s other product candidate in late clinical development, is designed to restore normal testosterone production by the testes in patients suffering from secondary hypogonadism. According to the Urology Channel, recent estimates show that approximately 13 million men in the United States experience testosterone deficiency. Repros recently completed an Androxal non-pivotal six-month U.S. Phase 3 clinical trial and is enrolling patients from this trial into a one-year open-label safety study. We intend to initiate our first U.S. pivotal Phase 3 clinical trial in the fourth quarter of 2007.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, the cost of such studies and Repros’ ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and Repros’ Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447